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                                                                       EXHIBIT 3

                                                             ENGLISH TRANSLATION

                                    AGREEMENT

EMPRESA DE INFOVIAS S/A, with principal place of business at Av. Alvares Cabral, No. 1741, 12th floor, Bairro Santo Agostinho, in Belo Horizonte, Minas Gerais, CEP 30.170-001, Corporate Taxpayer No. 02.983.428/0001-27, Company Registration No. 3130001352-9, represented herein by its executive officers MARCELO PEDREIRA DE OLIVEIRA, Brazilian, married, an economist, resident and domiciled at Rua Alvarenga Peixoto, No. 711, Apt. 1503, Bairro Lourdes, in Belo Horizonte, Minas Gerais, CEP 30.170-132, holder of Identity Card No. 06.359.970-8, issued by the IFP/RJ and Taxpayer Identification Number 003.623.457-59, and FERNANDO ALVES PIMENTA, Brazilian, married, a journalist, resident and domiciled at Rua Vicente Guimaraes, No. 35, Apt. 701, Bairro Belvedere, in Belo Horizonte, Minas Gerais, CEP 30.320-640, holder of Identity Card No. M-86442, issued by the SSP/MG and Taxpayer Identification Number 124.458.006-68, (hereinafter "INFOVIAS"); and

CLUBE DE INVESTIMENTO DOS EMPREGADOS DA CEMIG-CLIC, with principal place of business at Av. Barbacena, 1200, 19th floor, in Belo Horizonte, MG, Corporate Taxpayer No. 01.776.200/0001-01, registered under No. 81.422, in Book K-14, at the Registry of Deeds and Documents, 2nd Office, in Belo Horizonte, MG, appearing herein through its legal representatives LAURO SERGIO VASCONCELOS DAVID, Brazilian, married, a business administrator, resident and domiciled at Rua Cruz Alta, No. 107, Apt. No. 302, Bairro Joao Pinheiro, CEP 30.530-150, in Belo Horizonte, MG, holder of Identity Card No. M-3.373.627, issued by the SSP/MG and Taxpayer Identification Number 603.695.316-04, and LUIZ HENRIQUE DE CASTRO CARVALHO, Brazilian, married, an electrical engineer, resident and domiciled at Rua Pitangueiras, 261, Retiro Das Pedras, CEP 35.460-000, in Brumadinho, MG, holder of Identity Card No. M-1.115.516, issued by the SSP/MG and Taxpayer Identification Number 315.051.986-15 (hereinafter "CLIC");

hereinafter individually "Party" and, together, "Parties";

in their capacity as shareholders in the share company known as WAY TV BELO HORIZONTE S/A, a private legal entity with principal place of business at Av. Alvares Cabral, No. 1741, Suite 1201, Bairro Santo Agostinho, in Belo Horizonte, Minas Gerais, CEP 30.170-001, established by a document filed with the Commercial Registry for the State of Minas Gerais on April 23, 2001, under No. 3130001577-7, Corporate Taxpayer No.04.603.960/0001-05 (hereinafter the "COMPANY"),

WHEREAS INFOVIAS has waived in favor of CLIC its preemptive right to the subscription of shares issued in accordance with the increase in capital resolved at the Special General Meeting held on June 17, 2002;

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WHEREAS INFOVIAS and CLIC together hold 51% (fifty-one per cent) of the capital of the COMPANY and, being desirous of establishing their respective rights, obligations, and responsibilities in relation to the COMPANY, as well as the general principles to be adopted in the conduct of company business, have decided to execute this Agreement, hereinafter the "AGREEMENT," to be governed by the following clauses and conditions:

FIRST CLAUSE - OBJECT

1.1 The object of this AGREEMENT is to regulate relations between the Parties in their capacity as shareholders in the COMPANY for the intents and purposes of Law No. 6.404/76.

SECOND CLAUSE - EXERCISE OF VOTING RIGHTS AT GENERAL MEETINGS

2.1 CLIC promises that at the General Meetings of the COMPANY it will exercise, in a manner consistent with the wishes of INFOVIAS, the voting rights associated with the entire block of shares that it holds.

2.2 CLIC undertakes to see that the Director it has nominated, or his/her alternate, is present at all meetings of the Board of Directors (CONSELHO DE ADMINISTRACAO), unless INFOVIAS itself recommends that such Director not attend.

2.3 CLIC promises not to vote in favor of the removal of the Director who was elected by nomination from INFOVIAS, unless such removal is recommended by INFOVIAS.

2.4 CLIC agrees to request the removal of the Director that it nominated if that Director fails to comply with the provisions of this AGREEMENT or to obey the voting instructions given in accordance with this same AGREEMENT.

THIRD CLAUSE - ASSIGNMENT AND TRANSFER OF SHARES

3.1 In the event that CLIC wishes to assign, sell, or in any other way dispose of all or part of its shares in the COMPANY, it must proceed in the following manner:

     a) The block of shares must first be offered to INFOVIAS, which shall have the right of first refusal in their purchase. CLIC must state, in writing, the number of shares offered, the price and conditions of transfer, and the name and identification information of the third party who is interested in purchasing them;

     b) INFOVIAS shall have 30 (thirty) days, beginning on the date of receipt of the offer of the block of shares, in which to accept it as formulated. The offer shall be considered as refused if not accepted within the deadline, or if the response entails a counteroffer;

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     c)   If the offer is accepted by INFOVIAS, the transfer of the shares must occur within 15 (fifteen) days following the end of the 30-day period mentioned above;

     d) If INFOVIAS does not accept the offer to purchase the entire block of shares, CLIC may sell those shares to the third party who was identified in the offer, under the conditions of that offer, within the following 60 (sixty) days, after expiration of which the offer must be resubmitted to INFOVIAS.

3.2 The right of first refusal established in this clause also applies to a transfer of the right to subscribe shares, in which case the time periods provided therein shall be reduced by two-thirds.

3.3 Any transfer of shares or subscription rights in the COMPANY shall be null and void if the provisions of this clause are not observed.

3.4 Upon instruction by INFOVIAS, CLIC shall sell all or part of its shares to an interested third party, in which case it is assured receipt of the minimum per-share price corresponding to the capital invested by CLIC, plus monetary indexation calculated on the basis of the change in the rate of return on the CDI [Interfinancial Deposit Certificate] occurring between the date of the respective investment and the date of the actual payment to CLIC, divided by the number of shares CLIC owns in the COMPANY.

FOURTH CLAUSE - NONPERFORMANCE, SPECIFIC ENFORCEMENT

4.1 In view of the nature of this AGREEMENT, the Parties acknowledge that in the event of a failure to perform the obligations assumed hereunder, no indemnification for losses that might be paid would constitute sufficient redress; therefore, without prejudice to such damages as might be awarded, any obligation mentioned in this AGREEMENT that is not performed by any of the Parties may be the subject of a specific enforcement action and the cancellation or replacement, by the courts, of the action, vote, or measure taken or refused or omitted in disobedience to the provisions of this AGREEMENT, pursuant to applicable provisions.

4.2 The Parties shall be held liable to the remaining shareholders and to the COMPANY, for direct and indirect losses they may cause to each other as a result of nonperformance of the obligations attributed to them under this AGREEMENT.

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FIFTH CLAUSE - OBLIGATION TO MAINTAIN CONFIDENTIALITY

5.1 The Parties agree, on their own behalf and that of their employees, staff, representatives and agents, not to use to their own advantage or that of others, or to reveal any information with respect to the COMPANY or to the other shareholder that is obtained by virtue of the execution or the performance of this AGREEMENT, provided such information has not become public knowledge.

     5.1.1 The obligation to maintain confidentiality now established shall remain in force for 5 (five) years following the termination of this AGREEMENT, regardless of the form or reason for such termination.

SIXTH CLAUSE - TRANSITIONAL PROVISIONS

6.1 The Parties agree, on their own behalf and that of their successors in any form, to perform this AGREEMENT as set forth herein.

6.2 The failure of either of the Parties to exercise, in whole or in part, the rights attributed under this AGREEMENT shall not imply a waiver, relinquishment or amendment, but merely an act of forbearance.

6.3 No change in this AGREEMENT shall be valid unless made in the form of a written document signed by the legal representatives of the Parties.

6.4 In the event that some provision of this AGREEMENT is considered unenforceable by virtue of a decision by an arbitration panel or a court, the Parties agree to replace that provision with another that leads to an equivalent result, so as to preserve, to the maximum extent possible, the integrity of the commitments mutually assumed hereunder.

SEVENTH CLAUSE - VENUE

7.1 The Parties shall attempt to resolve their differences with respect to this AGREEMENT amicably and within the sprit of good faith that inspires them. However, if an amicable solution is not possible, disputes that may arise in the interpretation or application of this document shall be resolved through arbitration, according to the rules of the Arbitration Chamber of the State of Minas Gerais, Brazil, by one or more arbiters appointed in accordance with those rules. The arbitration tribunal shall take place in the city of Belo Horizonte, Minas Gerais.

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7.2  For purposes of the enforcement of the arbitration award and the resolution of disputes that cannot be submitted to an arbitration tribunal, the courts of Belo Horizonte, Minas Gerais, shall have jurisdiction.

     In witness whereof, the Parties execute this Agreement in two counterparts of equal tenor and for the same purpose, in the presence of the witnesses whose names appear below.

                          Belo Horizonte, June 17, 2002

                             EMPRESA DE INFOVIAS S/A
              Fernando Alves Pimenta - Marcelo Pedreira de Oliveira


               CLUBE DE INVESTIMENTO DOS EMPREGADOS DA CEMIG-CLIC
        Lauro Sergio Vasconcelos David - Fernando Henrique Schuffner Neto

WITNESSES:

NAME:                                     NAME:
IDENTITY DOCUMENT:                        IDENTITY DOCUMENT:
TAXPAYER IDENTIFICATION NUMBER:           TAXPAYER IDENTIFICATION NUMBER: